SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                     FORM 8-K

                                  CURRENT REPORT

                        Pursuant to Section 13 or 15(d) of
                        The Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):  October 17, 1996

     ________________________ADVANTA Corp.____________________________
            (Exact name of registrant as specified in its charter)




     _______Delaware__________  _____0-14120________  ______23-1462070__
     (State or other jurisdic-  (Commission File      (IRS Employer Identi-
      tion of incorporation)     Number)               fication No.)



           Welsh and McKean Roads, P.O. Box 844, Spring House, PA
                    (Address of principal executive offices)

                                  19477
                               (Zip Code)


     Registrant's telephone number, including area code:  (215) 657-4000


          Five Horsham Business Center, 300 Welsh Road, Horsham, PA  19044
           (Former name or former address, if changed since last report)

     5. Other Events.


     On October 17, 1996 Advanta Corporation announced earnings for the third quarter 1996 with net income of $44.4 million and earnings per share of $.98, increases of 27% and 21%, respectively, over the $34.9 million and $.81 per share results reported for the third quarter 1995. Earnings for the second quarter 1996 totalled $45.1 million or $1.00 per share. From September 30, 1995, the Company's portfolio of managed receivables increased by $5.5 billion or 53% to $15.8 billion at September 30, 1996.

     Highlights for the third quarter include the following items:

       Managed credit card receivables at September 30 of $12.7 billion posted a 53% increase over the $8.3 billion level last September. Total managed assets expanded to $18.4 billion at September 30, a 54% increase over the year ago amount.

       In the third quarter, the Company adopted a new charge-off methodology relating to credit card bankruptcies which provides for an investigative period following notification of the bankruptcy petition of up to 90-days (rather than up to 30-days) prior to charge-off. The longer investigative period, which is consistent with others in the industry, had an approximate $24 million net positive impact for the quarter.

       The charge-off rate on managed credit cards was 3.7% for the quarter, compared to 3.3% in the prior quarter and above the 2.7% of a year ago. The managed credit card 30+ day delinquency rate was 3.9%, above the 2.9% registered at June 30, and above the 2.3% of the year ago period. The third quarter 1996 figures reflect the adoption of the new bankruptcy charge-off methodology described above. The Company's credit card asset quality statistics continue to be better than industry averages.

       The Company originated approximately 157,000 new credit card accounts during the quarter compared to 263,000 accounts during the comparable quarter 1995 and 505,000 opened in the second quarter of 1996.

       Managed net interest margin increased to 6.19%, above the
       5.84% recorded in the second quarter, and the 5.64% posted in the
       comparable period of 1995.   During the third quarter, 37% of the
       managed credit card portfolio consisted of receivables in their introductory rate period; these accounts will contractually reprice upward over the course of the next three quarters.

       The operating expense ratio increased to 3.00% from 2.75% recorded in the prior quarter, and was above the year ago measure of 2.72%. Included in the operating expense ratio is spending on new technology, research and talent to support future growth and opportunities.

       During the third quarter, a company in the portfolio of Advanta's venture capital affiliate, Advanta Partners, completed
       its IPO.   This company, RMH Teleservices, Inc., is a leading
       provider of outbound teleservices to major corporations in the insurance and financial services industries. Income from this transaction was offset by reserves and expense accruals.

Item 7.   Financial Statements and Exhibits.

(c)       Exhibits.

          The following exhibit is filed as part of this Report on Form 8-K.

          27   Financial Data Schedules.

          99   Selected summary financial data.

                                SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       Advanta Corp.


     Date:  October 17, 1996            By ________________________
                                           Gene S. Schneyer, Vice
                                           President and Secretary

                          ADVANTA AND SUBSIDIARIES
                            FINANCIAL HIGHLIGHTS
                   ($ in millions, except per share data)

                                     Three Months Ended             % Change
                                        September 30,             1996 versus
                                      1996         1995               1995
   OPERATING RESULTS

   Net Revenues                      $232.8        $151.2              54%

   Provision for Losses              $ 24.2        $ 10.6             129%

   Operating Expenses                $141.3        $ 86.3              64%

   Net Income                        $ 44.4        $ 34.9              27%

   Earnings Per Common Share         $  .98        $  .81              21%

   Average Shares                      45.2          43.1               5%

   Return on Common Equity             25.0%         25.7%             (3%)

   Managed Net Interest Margin         6.19%         5.64%             10%


                                     Nine Months Ended              % Change
                                        September 30,             1996 versus
                                      1996         1995               1995

   OPERATING RESULTS

   Net Revenues (A)                  $610.1        $430.5              42%

   Provision for Losses              $ 67.0        $ 28.1             138%

   Operating Expenses                $379.2        $248.3              53%

   Net Income                        $130.5        $ 99.1              32%

   Earnings Per Common Share         $ 2.89        $ 2.35              23%

   Average Shares                      45.1          42.1               7%

   Return on Common Equity             26.0%         26.1%             (1%)

   Managed Net Interest Margin         6.08%         5.85%              4%


   (A) Excludes $33.8 million gain on sale of credit card relationships in the second quarter of 1996.

                          ADVANTA AND SUBSIDIARIES
                            FINANCIAL HIGHLIGHTS
                   ($ in millions, except per share data)
                                                                  % Change
                                                                Sept. 1996
                              Sept. 30,   June 30,   Sept.30,     versus
                                1996       1996       1995      Sept. 1995

FINANCIAL CONDITION

Managed Receivables*
  Credit Cards                $12,711     $12,679    $  8,287       53%
  Mortgage Loans              $ 2,334     $ 2,092    $  1,673       40%
  Business Loans (A)          $   725     $   610    $    344      111%
  Other Loans                 $    27     $    12    $      7      279%

Total Managed Receivables     $15,797     $15,393    $ 10,311       53%

Total Managed Assets          $18,357     $18,184    $ 11,938       54%

Stockholders' Equity          $   798     $   755    $    635       26%

Book Value Per
    Common Share              $ 17.14     $ 16.13    $  13.49       27%

Equity/Managed Assets            4.35%       4.15%       5.32%     (18%)

Reserve for Credit Losses     $  77.6     $  70.9    $   40.3       93%

Customer Accounts           5,854,627   5,829,247   4,512,216       30%

CREDIT QUALITY

Managed Net Charge-off Rate
  Credit Cards (B)                3.7%       3.3%         2.7%
  Mortgages                       0.7%       0.7%         0.9%
  Business Loans (A)              1.9%       2.1%         1.7%
  Total Receivables (C)           3.2%       2.9%         2.3%

Managed 30+ Day Delinquency Rate
  Credit Cards (B)                3.9%       2.9%         2.3%
  Mortgages                       5.4%       5.3%         4.9%
  Business Loans (A)              6.7%       6.8%         8.1%
  Total Receivables (C)           4.2%       3.4%         3.0%

(A)  Includes Leases and Business Cards beginning in 1996.
(B) Third quarter 1996 figures reflect the adoption of a new charge-off methodology. Without this change, managed credit card charge-off and delinquency rates for the third quarter 1996 would have been 4.6% and 3.7%, respectively.
(C) Third quarter 1996 figures reflect the adoption of a new charge-off methodology. Without this charge, total managed charge-off and delinquency rates for the third quarter 1996 would have been 4.0% and 4.0%, respectively.
 * Managed figures combine both owned and securitized receivables.